Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Motus GI Holdings, Inc. on Form S-3 (Nos. 333-230516, 333-254343 and 333-254346) and Form S-8 (Nos. 333-224003, 333-230506, 333-237476, 333-254344 and 333-263940) of our report dated March 31, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
March 31, 2023